EXHIBIT 99.1

News

Contact:
Investors: Peggy Reilly Tharp, Caleres
(314) 854-4134, ptharp@caleres.com
Media: Kelly Malone, Caleres
(314) 854-4093, kmalone@caleres.com

Caleres Announces Results of Tender Offer

ST. LOUIS, July 27, 2015 - Caleres (NYSE: CAL)(caleres.com) today announced that the previously announced cash tender offer (the Tender Offer) for any and all of its $200 million aggregate principal amount of 7⅛% Senior Notes due 2019 (CUSIP No. 115736AE0) (the Notes) expired at 5:00 p.m., New York City time, on July 24, 2015 (the Expiration Time). As of the Expiration Time, $160,704,000 aggregate principal amount of the Notes (or 80.35% of the aggregate principal amount of Notes outstanding) were validly tendered. Caleres expects to accept for payment all Notes validly tendered and not validly withdrawn in the tender offer and expects to make payment for the Notes today (the Settlement Date).

In accordance with the terms of the Tender Offer, Caleres will make a cash payment to all holders who validly tendered their Notes prior to the Expiration Time and whose Notes are accepted for payment by the Company of $1,039.50 per $1,000 principal amount of Notes (the Purchase Price), plus accrued and unpaid interest to, but not including, the Settlement Date. Caleres will fund the payment for tendered and accepted notes with the net proceeds from its previously announced issuance and sale of $200 million aggregate principal amount of its 6.250% Senior Notes due 2023 and cash on hand.

Pursuant to the terms of the Tender Offer, Notes not tendered in the Tender Offer will remain outstanding. Caleres further announced today that following the settlement of the Tender Offer it expects to call for the redemption, on August 26, 2015 (the Redemption Date), of all of its Notes that remain outstanding following the settlement of the Tender Offer at a redemption price of 103.563% of the outstanding aggregate principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date.

This press release does not constitute an offer to purchase the Notes. The Tender Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the Tender Offer; the redemption of the Notes; and the timing of such transactions. Such statements are subject to various risks and uncertainties, which could cause actual results to differ materially, including general market conditions. The company’s reports to the Securities and Exchange Commission contain additional information relating to such factors. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres

Caleres is a diverse portfolio of global brands, which fit people’s lives:  Family, Healthy Living and Contemporary Fashion.  Our products are available virtually everywhere - in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites.  Famous Footwear and Famous.com serve as our Family brands. Our Contemporary Fashion brands include Sam Edelman, Franco Sarto, Vince, Via Spiga, Diane von Furstenberg, Fergie Footwear and Carlos Santana.  Naturalizer, Dr. Scholl's, LifeStride, Bzees and Rykä represent our Healthy Living brands. Combined, these brands help make Caleres a company with both a legacy and a mission.  Our legacy is our more than 130-years of craftsmanship, our passion for fit and our business savvy, while our mission is to continue to inspire people to feel good…feet first.  Visit caleres.com to learn more about us.